EXHIBIT 99.1

Dear Colleagues,
It is with great pride and optimism that I write this letter to my colleagues at Universal American.
Earlier today, we entered into a definitive agreement with WellCare Health Plans, Inc. (“WellCare”) by which WellCare will acquire Universal American. The attached press release gives the details of the transaction, which we expect will close sometime in the second quarter of 2017.
WellCare is a successful and fast-growing managed care company that focuses exclusively on government programs, primarily through Medicare Advantage (MA), Medicare Part D and Medicaid, for approximately 3.8 million seniors, low-income families and children, and those with disabilities and other complex medical needs. The transaction strengthens WellCare’s Medicare Advantage business in two key local markets, New York and Texas, and gives them a Medicare Advantage presence in Maine. It also provides an ACO business platform that can be leveraged strategically to develop and grow value-based provider relationships.
WellCare has a strong balance sheet, with total assets of $6.5 billion as of September 30, 2016.  The company is #202 on the FORTUNE 500 list and employs approximately 7,200 associates across the country.
I have had the opportunity to spend considerable time with the senior leaders of WellCare, and I have been struck by their open culture and clear commitment to the same goals that we have. They are attracted to UAM because of the high quality of our plans and programs, the clear commitment we have shown to improving the lives of the Medicare beneficiaries we serve, and our talented local-market leadership teams. This will be a change in our company’s ownership – not in our unwavering commitment to working in partnership with our doctor partners, especially primary care physicians, to improve the quality and cost of healthcare for people with Medicare.
Erin Page will continue to lead our MA business and Texas ACO’s, and Jeff Spight will continue to lead our ACO business under WellCare.  Until this transaction is closed, WellCare and Universal American will continue to function as independent companies and will operate our businesses as usual.
Please know that I would not support a transaction that did not further our mission of providing exceptional care to our Medicare members and beneficiaries and to being reliable partners with the doctors who place their trust in us.
On a personal note, this is a bittersweet moment for me. I have been involved with UAM for almost 30 years, and I am incredibly proud of the company that we have built together. Through good times and bad, every person in the company has answered every bell. The commitment that each of you has to improve the lives of our members is always inspiring. I will be forever grateful to all of you for your hard work, loyalty and, most importantly, your friendship.

While there may be changes along the way, our highest priority is to communicate timely and to fairly treat our employees, physician partners, agents and brokers.  We will be transparent and provide periodic updates as to progress toward closing. WellCare shares our commitment to communication, and I am pleased to let you know that Ken Burdick, WellCare’s CEO, is in Houston today to meet with you.  Please also see a message from Ken which is attached.
In the meantime, it’s business as usual, and you should continue performing your functions just as you always have done. Please feel free to ask questions and - above all - continue to do the right thing on behalf of our members and beneficiaries.
We’ve made arrangements for a conference call for employees today at 11AM EST (see below for details) to discuss the transaction.
Let’s talk more on the call today at 11AM EST.

Sincerely,

Important Reminder:  No one should speak with the media or press about this transaction or other Universal American business.  Please direct all inquiries to Adam Thackery, Chief Financial Officer.
To join the Town Hall, please follow the instructions to access the meeting.
1.	Click on this link.
https://primetime.bluejeans.com/a2m/live-event/ze56294
2.	Enter your Name and Email address and click on JOIN AS GUEST.
3.	At the next screen, select JOIN WITH BROWSER.
4.	Click OKAY when you see the “Request to Interact Live” popup.

If you absolutely cannot access the above, you can join by dialing (760) 699-0393.  When prompted, enter the participant PIN: 4575 197 026 followed by # to confirm.  Since we have limited lines available, please use the dial in only if you do not have not internet access.

Additional Information and Where to Find It
This filing may be deemed to be solicitation material in respect of the transaction.  In connection with the transaction, Universal American plans to file with the SEC and furnish to Universal American’s shareholders a proxy statement and other relevant documents. BEFORE MAKING ANY VOTING DECISION, UNIVERSAL AMERICAN’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Universal American’s shareholders will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, Universal American’s shareholders may obtain a free copy of Universal American’s filings with the SEC from Universal American’s website at http://www.universalamerican.com or by directing a request to Universal American at Universal American, 44 South Broadway, Suite 1200, White Plains, NY 10601-4411.
Participants in the Solicitation
The directors, executive officers and certain other members of management and employees of Universal American and the directors, executive officers and certain other members of management and employees of WellCare may be deemed “participants” in the solicitation of proxies from shareholders of Universal American in favor of the transaction.  Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of Universal American in connection with the transaction will be set forth in the proxy statement and other relevant documents to be filed with the SEC. You can find information about Universal American’s executive officers and directors in Universal American’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in Universal American’s definitive proxy statement filed with the SEC on Schedule 14A.  You can find information about WellCare’s executive officers and directors in WellCare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in WellCare’s definitive proxy statement filed with the SEC on Schedule 14A.
Cautionary Statement Regarding Forward-Looking Statements
This report and oral statements made from time to time by executive officers of WellCare or Universal American may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. Such statements that are not historical facts are hereby identified as forward-looking statements and intended to be covered by the safe harbor provisions of the PSLRA and can be identified by the use of the words “believe,” “expect,” “predict,” “project,” “potential,” “estimate,” “anticipate,” “should,” “intend,” “may,” “will,” and similar expressions or variations of such words, or by discussion of future financial results and events, strategy or risks and uncertainties, trends and conditions in WellCare’s or Universal American’s business and competitive strengths, all of which involve risks and uncertainties.
Many factors could cause actual future events to differ materially from the forward-looking statements in this communication, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect WellCare’s business or Universal American’s business and the price of the common stock of WellCare or the common stock of Universal

American, (ii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the merger agreement by the stockholders of Universal American and the receipt of certain governmental and regulatory approvals, (iii) the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected time frames or at all and to successfully integrate Universal American’s operations into those of WellCare, (iv) the transaction may not result in the accretion to WellCare’s earnings or other benefits expected to achieve of the transactions, (v) such integration may be more difficult, time consuming or costly than expected, (vi) revenues following the transaction may be lower than expected, (vii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (viii) the effect of the announcement or pendency of the transaction on WellCare and/or Universal American’s business relationships, operating results, and business generally, risks related to the proposed transaction disrupting current plans and operations of WellCare and/or Universal American and potential difficulties in Universal American’s employee retention as a result of the transaction, (ix) risks related to diverting management’s attention from WellCare and/or Universal American’s ongoing business operations, (x) the outcome of any legal proceedings that may be instituted against WellCare and/or Universal American, its officers or directors related to the merger agreement or the transaction and (xi) the possibility that competing offers or acquisition proposals for Universal American will be made.
Where, in any forward-looking statement, WellCare, Universal American or their respective members of management expresses an expectation or belief as to future results or actions, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. WellCare’s and Universal American’s actual results may differ materially from their respective expectations, plans or projections. Forward-looking statements are only predictions and estimates, which are inherently subject to risks, trends and uncertainties, many of which are beyond WellCare’s and Universal American’s ability to control or predict with accuracy and some of which might not even anticipate.  There can be no assurance that we will achieve WellCare’s and Universal American’s expectations and neither WellCare nor Universal American do assume responsibility for the accuracy and completeness of the forward-looking statements. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements as a result of many factors, including the risk factors described in the risk factor section of WellCare’s and Universal American’s SEC reports, respectively.  Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of WellCare and/or Universal American.
All forward-looking statements included in this report are based upon information available to WellCare and Universal American as of the date of the report, and we assume no obligation to update or revise any such forward-looking statements.